Exhibit 10.1

NEWFIELD EXPLORATION COMPANY
TAX ELECTION REGARDING
RESTRICTED STOCK UNIT AWARDS
VESTING ON [DATE]
Employee Name:     ____________________________________________
Social Security Number:    ___________________________________________
Under the terms of the Newfield Exploration Company 2011 Omnibus Stock Plan, as amended (the “Plan”), and the applicable award agreements (the “Award Agreements”) governing the time-vested restricted stock unit awards set forth below (the “RSUs”), Newfield Exploration Company (the “Company”) is authorized to withhold from the shares of the Company’s common stock or the cash equivalent thereof payable upon vesting and settlement of such RSUs the amount of any federal and state income and other payroll taxes, as applicable, due or potentially payable in connection therewith at the indicated rates and amounts noted below (the “Applicable Taxes”). Notwithstanding any contrary provision in the Plan or the applicable Award Agreement, I hereby elect the following manner of payment of the Applicable Taxes related to my RSUs that are scheduled to vest on [date]:

Date of Award(1)	Selected Tax Rate(2)	Number of Stock-Settled RSUs Vesting on [date]	Number of Cash-Settled RSUs Vesting on [date]	Total Number of RSUs required to be withheld	%/units withheld from Stock Settled RSUs(3)	%/units withheld from Cash Settled RSUs(3)

(1)	Indicate the award date of the stock settled and cash settled awards.

(2)
Tax Rate options are the statutory minimum (25%), statutory maximum (39.6%) and your W-4 withholding rate, plus any other applicable payroll taxes including FICA and Medicare. For supplemental wages paid to you during calendar year [year] that do not exceed $1 million, you may elect withholding at either the statutory minimum or your W-4 withholding rate. If supplemental wages paid to you during calendar year [year] exceed $1 million, the excess over $1 million will automatically be subject to withholding at 39.6% notwithstanding any other election, and you may also elect to subject the entire amount of such supplemental wage payment to withholding at the statutory maximum rate.

(3)	Options are 0%, 25%, 50%, 75% or 100%. Total percentage across both % withheld columns must equal 100%.

Upon vesting and settlement of my RSUs noted in the chart above, I direct the Company to withhold the Applicable Taxes due or potentially payable in connection therewith from 1) the cash amount otherwise payable to me pursuant to the Cash-Settled RSUs vesting on a given vesting date, and/or 2) the number of shares otherwise issuable to me pursuant to the Stock-Settled RSUs vesting on a given vesting date, each in accordance with the instructions noted in the chart above.
I understand and agree that if I make this election, the amount of cash paid to me in settlement of such Cash-Settled RSUs and/or the amount of shares issued to me upon vesting of such Stock -Settled RSUs will be reduced, in the aggregate, by the total amount of the Applicable Taxes due or potentially payable, each in accordance with the instructions noted in the chart above.

I understand and agree to the election I have made above. Any changes made to this election after the date hereof must be made in writing on a new election signed by the employee and any such new election shall only become effective upon receipt by the Company of the executed form evidencing such new election.
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EMPLOYEE                            DATE